State of Delaware
Secretary of State
Division of Corporations
Delivered 04:19 PM 02/25/2020
FILED 04:19 PM 02/25/2020
SR 20201505742 - File Number 3883279

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF WEYLAND TECH, INC.

Under Section 242 of the Delaware General Corporation Law ("DGCL"),

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is Weyland Tech, Inc. (the "Corporation").

2. The Corporation's certificate of incorporation ("Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on November 18, 2004. Amendments to the Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 1, 2007; on August 2, 2011; on January 14, 2013; on April 10, 2013; on May 10, 2013; on September 18, 2013; on December 5, 2013; and on August 5, 2015.

3. Article "FOURTH" of the Certificate of Incorporation is hereby amended by replacing the last paragraph of the Article Fourth with the following new paragraph:

   "This Amendment to the Certificate of Incorporation is filed pursuant to Section 242(a)(3) of the DGCL to reflect a one-for-thirteen (1:13) reverse stock split (the "Reverse Stock Split"), so that for every thirteen shares of the Corporation's issued and outstanding common stock, $0.0001 par value per share ("Common Stock"), the holder of such shares will receive one new share of Common Stock. No fractional shares shall be issued and, in lieu thereof. The Corporation's transfer agent shall cancel all fractional shares and stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale based on the fair market value of such fractional shares on the date of the filing of this amendment. All shares of the Corporation's Common Stock eliminated as a result of the Reverse Stock Split will be cancelled. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split."

4. Pursuant to Section 242 of the DGCL, this Amendment to the Certificate of Incorporation was authorized by unanimous consents of the board of directors of the Corporation on September 26, 2019, December 2, 2019, and February 13, 2020, pursuant to Section 242(b)(1) of the DGCL and by a majority of the outstanding shares entitled to vote at a meeting of stockholders of the Corporation held on November 15, 2019, pursuant to Section 242(b)(2) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation had caused this Certificate of Amendment to be signed this 25th day of February, 2020.

WEYLAND TECH, INC.

Brent Y. Suen

____

Brent Y. Suen
Chief Executive Officer